Exhibit 99.1
JPMorgan Chase & Co.
270 Park Avenue, New York, NY 10017-2070
NYSE symbol: JPM

www.jpmorganchase.com

News release: IMMEDIATE RELEASE
JPMORGAN CHASE REPORTS FIRST-QUARTER 2008 NET INCOME OF $2.4 BILLION; EARNINGS PER SHARE OF $0.68

Tier 1 Capital Remained Strong at $89.6 billion, or 8.3% (estimated)

•	Credit reserves further strengthened by $2.5 billion firmwide, of which $1.1 billion is related to home equity portfolio

•	Investment Bank took markdowns of $2.6 billion, including markdowns on leveraged lending and prime, Alt-A and subprime mortgages

•	Sale proceeds of $1.5 billion (pretax) on the sale of Visa shares in initial public offering

•	Continuing underlying business momentum:
-	Retail Financial Services grew revenue by 15%

-	Investment Bank ranked #1 for Global Investment Banking Fees(1); and for the first time ever #1 for Global Debt, Equity and Equity-Related(2)

-	Treasury & Securities Services increased earnings 53%

-	Commercial Bank grew liability balances by 22% and loans by 18%

-	Asset Management grew assets under management by 13%
•	Announced the planned acquisition of Bear Stearns on March 16
New York, April 16, 2008 — JPMorgan Chase & Co. (NYSE: JPM) today reported 2008 first-quarter net income of $2.4 billion, compared with record net income of $4.8 billion in the first quarter of 2007. Earnings per share of $0.68 were down 49%, compared with record earnings per share of $1.34 in the first quarter of 2007.
Commenting on the quarter, Jamie Dimon, Chairman and Chief Executive Officer, said, “Our earnings this quarter were down significantly as market conditions and the credit environment remained challenging. The Investment Bank had markdowns related to leveraged lending and mortgages and increased loan loss reserves. Retail Financial Services again increased loan loss reserves related to home equity and subprime mortgages, as performance in these portfolios continued to deteriorate. However, the firm as a whole maintained solid business momentum and our capital position remained strong. Retail Financial Services, Card Services, Commercial Banking and Treasury & Securities Services all reported organic revenue growth and well-managed expense levels. We also added $2.5 billion to our allowance for credit losses (which now totals $12.6 billion), and maintained a strong 8.3% Tier 1 capital ratio.”
Commenting on the recent agreement to acquire Bear Stearns, Mr. Dimon remarked, “The Bear Stearns merger provides a unique opportunity to enhance our ability to serve clients by adding new capabilities in prime brokerage and clearing and by improving strength in equities, mortgage trading, commodities and asset management. We welcome the employees of Bear Stearns and look forward to working together to build increased franchise value.”
Discussing the firm’s outlook, Dimon said, “Our expectation is for the economic environment to continue to be weak and for the capital markets to remain under stress. These factors have affected, and are likely to continue to negatively impact our firm’s credit losses,

Investor Contact: Julia Bates (212) 270-7318	Media Contact: Joe Evangelisti (212) 270-7438
(1) Source: Dealogic
(2) Source: Thomson Financial

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overall business volumes and earnings – – possibly through the remainder of the year, or longer. However, we are prepared to manage through this down part of the economic cycle, given the strength of our liquidity, credit reserves, capital and operating margins, and to successfully position our company well for the future.”
In the discussion below of the business segments and JPMorgan Chase, information is presented on a managed basis. Managed basis starts with GAAP results and includes the following adjustments: for Card Services and the firm as a whole, the impact of credit card securitizations is excluded, and for each line of business and the firm as a whole, net revenue is shown on a tax-equivalent basis. For more information about managed basis, as well as other non-GAAP financial measures used by management to evaluate the performance of each line of business, see Notes 1 and 2 (page 12).
The following discussion compares the first quarter of 2008 with the first quarter of 2007 unless otherwise noted.
INVESTMENT BANK (IB)

Results for IB				4Q07		1Q07
($ millions)	1Q08	4Q07	1Q07	$O/(U)	O/(U) %	$O/(U)	O/(U) %
Net Revenue	$3,011	$3,172	$6,254	($161)	(5)%	($3,243)	(52)%
Provision for Credit Losses	618	200	63	418	209	555	NM
Noninterest Expense	2,553	3,011	3,831	(458)	(15)%	(1,278)	(33)%
Net Income / (Loss)	($87)	$124	$1,540	($211)	NM	($1,627)	NM

Discussion of Results:
Net loss was $87 million, a decline from record net income of $1.5 billion in the prior year. The lower results reflected a decline in net revenue and a higher provision for credit losses offset partially by lower noninterest expense.
Net revenue was $3.0 billion, a decline of $3.2 billion, or 52%, from the prior year. Investment banking fees were $1.2 billion, down 30% from the prior year, reflecting lower debt and equity underwriting fees. Debt underwriting fees of $364 million declined 58%, reflecting lower bond underwriting and loan syndication fees, which were negatively affected by market conditions. Equity underwriting fees were $359 million, down 9% from the prior year. Advisory fees of $483 million were up slightly from the prior year. Fixed Income Markets revenue was $466 million, down $2.1 billion, or 82%, from the prior year. The decline was due primarily to markdowns of $1.2 billion on prime, Alt-A and subprime mortgages; markdowns of $1.1 billion on leveraged lending funded and unfunded commitments; and markdowns of $266 million on collateralized debt obligation (CDO) warehouses and unsold positions. These markdowns were offset partially by record revenue in rates and currencies. Equity Markets revenue was $1.0 billion, down 37% from the prior year, as weak trading results were offset partially by strong client revenue across businesses. Fixed Income Markets and Equity Markets results included a combined benefit of $949 million from the widening of the firm’s credit spread on certain structured liabilities, with an impact of $662 million and $287 million, respectively. Credit Portfolio revenue was $363 million, down $31 million, or 8%, from the prior year.
The provision for credit losses was $618 million, compared with $63 million in the prior year. The current-quarter provision reflects an increase of $605 million in the allowance for credit losses, reflecting the impact of the transfer of $4.9 billion of leveraged lending commitments to retained loans from held-for-sale loans and the effect of a weakening credit environment. Net charge-offs were $13 million, compared with net recoveries of $6 million in the prior year.

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The allowance for loan losses to total loans retained was 2.55% for the current quarter, an increase from 1.76% in the prior year.
Average loans retained were $74.1 billion, an increase of $15.1 billion, or 26%, from the prior year, principally driven by growth in acquisition finance activity, including leveraged lending. Average fair value and held-for-sale loans were $19.6 billion, up $5.9 billion, or 43%, from the prior year.
Noninterest expense was $2.6 billion, a decrease of $1.3 billion, or 33%, from the prior year. The decline was due to lower performance-based compensation expense.
Key Metrics and Business Updates:
(All comparisons to the prior-year quarter except as noted)
■
Ranked #1 in Global Debt, Equity and Equity-Related (for the first time); #4 in Global Equity and Equity-Related; #1 in Global Syndicated Loans; #1 in Global Long-Term Debt; and #4 in Global Announced M&A; based upon volume, according to Thomson Financial for year-to-date ending March 31, 2008.

RETAIL FINANCIAL SERVICES (RFS)

Results for RFS				4Q07		1Q07
($ millions)	1Q08	4Q07	1Q07	$O/(U)	O/(U) %	$O/(U)	O/(U) %
Net Revenue	$4,702	$4,815	$4,106	($113)	(2)%	$596	15%
Provision for Credit Losses	2,492	1,051	292	1,441	137	2,200	NM
Noninterest Expense	2,570	2,540	2,407	30	1%	163	7%
Net Income / (Loss)	($227)	$752	$859	($979)	NM	($1,086)	NM

Discussion of Results:
Net loss was $227 million, compared with net income of $859 million in the prior year, as a significant increase in the provision for credit losses resulted in a net loss in Regional Banking.
Net revenue was $4.7 billion, an increase of $596 million, or 15%, from the prior year. Net interest income was $3.0 billion, up $394 million, or 15%, due to increased loan balances, wider loan spreads, and higher deposit balances. These benefits were offset partially by a shift to narrower-spread deposit products. Noninterest revenue was $1.7 billion, up $202 million, or 14%, driven by higher volume and improved margins on mortgage loan originations, increased deposit-related fees and the absence of a prior-year charge resulting from accelerated surrenders of customer annuity contracts. These benefits were offset partially by markdowns on the mortgage warehouse and pipeline and a decrease in net mortgage servicing revenue.
The provision for credit losses was $2.5 billion, compared with $292 million in the prior year. The current-quarter provision includes an increase of $1.1 billion in the allowance for loan losses related to home equity loans. Housing price declines have continued to exceed expectations resulting in a significant increase in estimated losses, particularly for high loan-to-value second-lien loans. Home equity net charge-offs were $447 million (1.89% net charge-off rate), compared with $68 million (0.32% net charge-off rate) in the prior year. The current-quarter provision also includes a $417 million increase in the allowance for loan losses related to subprime mortgage loans, reflecting an increase in estimated losses for this portfolio. Subprime mortgage net charge-offs were $149 million (3.82% net charge-off rate), compared

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with $20 million (0.92% net charge-off rate) in the prior year. The provision was also affected by an increase in the allowance for credit losses for prime mortgage and auto loans.
Noninterest expense was $2.6 billion, an increase of $163 million, or 7%, from the prior year, reflecting higher mortgage production and servicing expense, and investment in the retail distribution network.
Regional Banking net loss was $433 million, compared with net income of $690 million in the prior year, reflecting a significant increase in the provision for credit losses. Net revenue was $3.4 billion, up $329 million, or 11%, benefiting from higher loan balances, wider loan spreads, increased deposit-related fees and higher deposit balances. Net revenue also benefited from the absence of a prior-year charge related to accelerated surrenders of customer annuity contracts. These benefits were offset partially by a shift to narrower—spread deposit products. Compared with the fourth quarter of 2007, net revenue in the current quarter also benefited from the seasonal tax-refund anticipation business. The provision for credit losses was $2.3 billion, compared with $233 million in the prior year. The increase in the provision was due to weakness in the home equity and subprime mortgage portfolios (see Retail Financial Services discussion of the provision for credit losses for further detail). Noninterest expense was $1.8 billion, up $65 million, or 4%, from the prior year due to investment in the retail distribution network.
            Key Metrics and Business Updates:
                  (All comparisons to the prior-year quarter except as noted)
■	Checking accounts totaled 11.1 million, up 910,000, or 9%.

■	Average total deposits grew to $214.3 billion, up $7.8 billion, or 4%.

■	Average home equity loans were $95.0 billion, up $8.7 billion, or 10%.

■	Average business banking loans were $15.6 billion, up 9% and originations were $1.8 billion, up 9%.

■	Number of branches grew to 3,146, up 75.

■	Branch sales of credit cards increased 18%.

■	Branch sales of investment products declined 15%.

■	Overhead ratio (excluding amortization of core deposit intangibles) decreased to 50% from 52%.
Mortgage Banking net income was $132 million, compared with $84 million in the prior year. Net revenue was $751 million, up $147 million, or 24%. Net revenue comprises production revenue and net mortgage servicing revenue. Production revenue was $576 million, up $176 million, primarily benefiting from higher volume and improved margins on mortgage loan originations, partially offset by markdowns on the mortgage warehouse and pipeline. In addition, the benefit of the one-time impact from the adoption of SAB 109 (“Written Loan Commitments Recorded at Fair Value Through Earnings”) in the current quarter was offset by the absence of the prior-year impact of the adoption of SFAS 159 (“Fair Value Option”). Net mortgage servicing revenue, which includes loan servicing revenue, MSR risk management results and other changes in fair value, was $175 million, compared with $204 million in the prior year. Loan servicing revenue of $634 million increased by $33 million on growth of 15% in third-party loans serviced. MSR risk management results were negative $34 million compared with negative $19 million in the prior year. Other changes in fair value of the MSR asset were negative $425 million compared with negative $378 million in the prior year. Noninterest expense was $536 million, an increase of $68 million, or 15%. The increase reflected higher production expense due primarily to growth in originations and higher servicing costs due to increased delinquencies and defaults.

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            Key Metrics and Business Updates:
                  (All comparisons to the prior-year quarter except as noted)
■	Mortgage loan originations were $47.1 billion, up 30% from the prior year and 18% from the prior quarter.

■	Total third-party mortgage loans serviced were $627.1 billion, an increase of $81.0 billion, or 15%.
Auto Finance net income was $74 million, a decrease of $11 million, or 13%, from the prior year. Net revenue was $530 million, up $120 million, or 29%, reflecting a reduction in residual value reserves for direct finance leases, higher automobile operating lease revenue, higher loan balances and wider loan spreads. The provision for credit losses was $168 million, up $109 million. The current-quarter provision included an increase in the allowance for credit losses, reflecting higher estimated losses. The net charge-off rate was 1.10%, compared with 0.59% in the prior year. Noninterest expense of $240 million grew $30 million, or 14%, driven by increased depreciation expense on owned automobiles subject to operating leases.
            Key Metrics and Business Updates:
                  (All comparisons to the prior-year quarter except as noted)
■	Auto loan originations were $7.2 billion, up 38%.

■	Average loans were $42.9 billion, up 9%.
CARD SERVICES (CS)(a)

Results for CS				4Q07		1Q07
($ millions)	1Q08	4Q07	1Q07	$O/(U)	O/(U) %	$O/(U)	O/(U) %
Net Revenue	$3,904	$3,971	$3,680	($67)	(2)%	$224	6%
Provision for Credit Losses	1,670	1,788	1,229	(118)	(7)	441	36
Noninterest Expense	1,272	1,223	1,241	49	4	31	2
Net Income	$609	$609	$765	$—	—%	($156)	(20)%

(a)	Presented on a managed basis; see Note 1 (page 12) for further explanation of managed basis.
Discussion of Results:
Net income was $609 million, a decline of $156 million, or 20%, from the prior year. The decrease was driven by a higher provision for credit losses, partially offset by growth in managed net revenue.
End-of-period managed loans of $150.9 billion grew $4.4 billion, or 3%, from the prior year and declined $6.1 billion, or 4%, from the prior quarter. The decrease from the prior quarter reflects seasonally lower sales volume and higher payment activity. Average managed loans of $153.6 billion increased $4.1 billion, or 3%, from the prior year and $1.8 billion, or 1%, from the prior quarter. The increases from the prior year in both end-of-period and average managed loans reflects organic portfolio growth.
Managed net revenue was $3.9 billion, an increase of $224 million, or 6%, from the prior year. Net interest income was $3.2 billion, up $196 million, or 7%, from the prior year. The increase in net interest income was driven by wider loan spreads, an increased level of fees and higher average managed loan balances. These benefits were offset partially by the effect of higher revenue reversals associated with increased charge-offs and the discontinuation of certain billing practices (including the elimination of certain over-limit fees and the two-cycle billing method for calculating finance charges beginning in the second quarter of 2007).

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Noninterest revenue was $719 million, an increase of $28 million, or 4%, from the prior year. The increase is primarily related to higher net securitization gains. Charge volume growth of 5% reflected a 10% increase in sales volume, partially offset by a lower level of balance transfers, the result of more targeted marketing efforts.

The managed provision for credit losses was $1.7 billion, an increase of $441 million, or 36%, from the prior year, due to a higher level of charge-offs and an $85 million prior-year release of the allowance for loan losses. The managed net charge-off rate for the quarter was 4.37%, up from 3.57% in the prior year and 3.89% in the prior quarter. The 30-day managed delinquency rate was 3.66%, up from 3.07% in the prior year and 3.48% in the prior quarter.

Noninterest expense was $1.3 billion, an increase of $31 million, or 2%, compared with the prior year, due to higher marketing expense.
Key Metrics and Business Updates:
(All comparisons to the prior-year quarter except as noted)
■	Return on equity was 17%, down from 22%.

■	Pretax income to average managed loans (ROO) was 2.52%, compared with 3.28% in the prior year and 2.51% in the prior quarter.

■	Net interest income as a percentage of average managed loans was 8.34%, up from 8.11% in the prior year and 8.20% in the prior quarter.

■	Net accounts of 3.4 million were opened during the quarter.

■	Charge volume was $85.4 billion, an increase of $4.1 billion, or 5%, driven by sales volume growth of 10%.

■	Merchant processing volume was $182.4 billion, an increase of $18.8 billion, or 11%, and total transactions were 5.2 billion, an increase of 725 million, or 16%.
COMMERCIAL BANKING (CB)

Results for CB				4Q07		1Q07
($ millions)	1Q08	4Q07	1Q07	$O/(U)	O/(U) %	$O/(U)	O/(U) %
Net Revenue	$1,067	$1,084	$1,003	($17)	(2)%	$64	6%
Provision for Credit Losses	101	105	17	(4)	(4)	84	494
Noninterest Expense	485	504	485	(19)	(4)	—	—
Net Income	$292	$288	$304	$4	1%	($12)	(4)%

Discussion of Results:
Net income was $292 million, a decrease of $12 million, or 4%, from the prior year driven by an increase in the provision for credit losses, largely offset by growth in net revenue.
Net revenue was $1.1 billion, an increase of $64 million, or 6%, from the prior year. Net interest income was $733 million, up $65 million, or 10%. The increase was driven by double-digit growth in liability and loan balances, primarily offset by spread compression in the liability and loan portfolios and a continued shift to narrower-spread liability products. Noninterest revenue was $334 million, flat compared with the prior year, reflecting lower gains related to the sale of securities acquired in the satisfaction of debt and lower investment banking fees, offset by higher deposit-related, credit card and lending fees.

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Middle Market Banking revenue was $706 million, an increase of $45 million, or 7%, from the prior year. Mid-Corporate Banking revenue was $207 million, a decrease of $5 million, or 2%. Real Estate Banking revenue was $97 million, a decline of $5 million, or 5%.

The provision for credit losses was $101 million, compared with $17 million in the prior year. The current-quarter provision largely reflects growth in loan balances and the effect of the weakening credit environment. The allowance for loan losses to total loans retained was 2.65% for the current quarter, down from 2.68% in the prior year and 2.66% in the prior quarter. Nonperforming loans were $446 million, up $305 million from the prior year and up $300 million from the prior quarter, reflecting increases in nonperforming loans in each business segment. Net charge-offs (primarily related to residential real estate clients) were $81 million (0.48% net charge-off rate), compared with recoveries of $1 million (0.01% net recovery rate) in the prior year and net charge-offs of $33 million (0.21% net charge-off rate) in the prior quarter.

Noninterest expense was $485 million, flat compared with the prior year.
Key Metrics and Business Updates:
(All comparisons to the prior-year quarter except as noted)
■	Overhead ratio was 45%, an improvement from 48%.

■	Average loan balances were $68.0 billion, up $10.4 billion, or 18%, from the prior year and up $2.5 billion, or 4%, from the prior quarter.

■	Average liability balances were $99.5 billion, up $17.7 billion, or 22%, from the prior year and up $2.8 billion, or 3%, from the prior quarter.
TREASURY & SECURITIES SERVICES (TSS)

Results for TSS				4Q07		1Q07
($ millions)	1Q08	4Q07	1Q07	$O/(U)	O/(U) %	$O/(U)	O/(U) %
Net Revenue	$1,913	$1,930	$1,526	($17)	(1)%	$387	25%
Provision for Credit Losses	12	4	6	8	200	6	100
Noninterest Expense	1,228	1,222	1,075	6	—	153	14
Net Income	$403	$422	$263	($19)	(5)%	$140	53%

Discussion of Results:
Net income was $403 million, an increase of $140 million, or 53%, from the prior year, driven by higher net revenue, partially offset by higher noninterest expense.
Net revenue was $1.9 billion, an increase of $387 million, or 25%, from the prior year. Worldwide Securities Services net revenue of $1.1 billion was up $263 million, or 31%. The growth was driven by increased product usage by new and existing clients (primarily in custody, fund and alternative investments services and depositary receipts) and wider spreads in securities lending and foreign exchange driven by recent market conditions. These benefits were offset partially by spread compression on liability products. Treasury Services net revenue was $813 million, an increase of $124 million, or 18%, from the prior year. This increase reflected higher liability balances and wider market-driven spreads, as well as growth in electronic and trade loan volumes. TSS firmwide net revenue, which includes Treasury Services net revenue recorded in other lines of business, grew to $2.6 billion, up $456 million, or 21%. Treasury Services firmwide net revenue grew to $1.5 billion, up $193 million, or 15%.

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Compared with the prior quarter, TSS net revenue decreased $17 million, or 1%, primarily due to spread compression on liability balances, lower equity markets and the absence of fourth-quarter seasonal depositary receipts activity. These results were offset partially by wider spreads in securities lending driven by recent market conditions.
The provision for credit losses was $12 million, an increase of $6 million from the prior year.
Noninterest expense was $1.2 billion, an increase of $153 million, or 14%, from the prior year, reflecting higher expense related to business and volume growth, as well as investment in new product platforms.
Key Metrics and Business Updates:
(All comparisons to the prior-year quarter except as noted)
■	TSS pretax margin(2) was 34%, down from 35% in the prior quarter and up from 27% in the prior year.

■	Average liability balances were $254.4 billion, up 21%.

■	Assets under custody grew to $15.7 trillion, up 7%.

■	Announced intent to acquire the institutional global custody portfolio of Nordea, with approximately €200 billion (approximately $317 billion) in assets under custody.

■	New client relationships included:
-
Selected by General Services Administration, including Department of Interior, Department of Commerce and Department of Transportation, as well as by the National Aeronautics and Space Administration (NASA) to provide purchase, travel and fleet charge card services; and

-	Selected by Old Mutual Investment Group to provide fund services for approximately $80 billion in assets under management.
ASSET MANAGEMENT (AM)

Results for AM				4Q07		1Q07
($ millions)	1Q08	4Q07	1Q07	$O/(U)	O/(U) %	$O/(U)	O/(U) %
Net Revenue	$1,901	$2,389	$1,904	($488)	(20)%	($3)	—%
Provision for Credit Losses	16	(1)	(9)	17	NM	25	NM
Noninterest Expense	1,323	1,559	1,235	(236)	(15)	88	7
Net Income	$356	$527	$425	($171)	(32)%	($69)	(16)%

Discussion of Results:
Net income was $356 million, a decline of $69 million, or 16%, from the prior year driven primarily by higher noninterest expense, lower performance fees and lower market valuations for seed capital investments in JPMorgan funds. These results were offset partially by increased net revenue from asset inflows, and growth in deposit and loan balances. Compared with the fourth quarter of 2007, net income of $356 million declined $171 million, or 32%, primarily driven by seasonality in the recognition of performance fees and a decline in assets under management due to lower market levels.

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Net revenue of $1.9 billion was flat compared with the prior year. Noninterest revenue was $1.6 billion, a decline of $69 million, or 4%, largely due to lower performance fees and lower market valuations for seed capital investments, partially offset by growth in assets under management. Net interest income was $311 million, up $66 million, or 27%, from the prior year, primarily due to higher deposit and loan balances.
Private Bank revenue grew 17% to $655 million due to higher assets under management and increased deposit and loan balances, partially offset by lower performance and placement fees. Institutional revenue declined 11% to $490 million due to lower performance fees, partially offset by growth in assets under management. Retail revenue declined 12% to $466 million, largely due to net equity outflows and lower market valuations for seed capital investments. Private Client Services revenue grew 9% to $290 million due to higher deposit and loan balances and growth in assets under management.
Assets under supervision were $1.6 trillion, an increase of $174 billion, or 12%, from the prior year. Assets under management were $1.2 trillion, up 13%, or $134 billion, from the prior year. The increase was due primarily to liquidity product inflows across all segments, and alternative product inflows in Institutional and Private Bank segments. Custody, brokerage, administration and deposit balances were $382 billion, up $40 billion.
The provision for credit losses was $16 million, compared with a benefit of $9 million in the prior year, primarily driven by an increase in loan balances and a lower level of recoveries.
Noninterest expense was $1.3 billion, an increase of $88 million, or 7%, from the prior year. The increase was due primarily to higher compensation expense, reflecting increased headcount.
            Key Metrics and Business Updates:
                  (All comparisons to the prior-year quarter except as noted)
■	Pretax margin(2) was 30%, down from 36%.

■	Assets under management were $1.2 trillion, up 13%, or $134 billion, including growth of 16%, or $17 billion, in alternative assets.

■	Assets under management net inflows were $47 billion for the first quarter of 2008, and $143 billion for the past 12-month period.

■	Assets under management that ranked in the top two quartiles for investment performance were 75% over five years, 73% over three years and 52% over one year.

■	Customer assets in 4 and 5 Star rated funds were 49%.

■	Average loans of $36.6 billion were up $11.0 billion, or 43%.

■	Average deposits of $68.2 billion were up $13.4 billion, or 24%.

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CORPORATE / PRIVATE EQUITY

				4Q07		1Q07
Results for Corporate /
Private Equity ($ millions)	1Q08	4Q07	1Q07	$ O/(U)	O/(U) %	$ O/(U)	O/(U) %
Net Revenue	$1,400	$914	$1,268	$486	53%	$132	10%
Provision for Credit Losses	196	14	3	182	NM	193	NM
Noninterest Expense	(500)	661	354	(1,161)	NM	(854)	NM
Net Income	$1,027	$249	$631	$778	312%	$396	63%

Discussion of Results:
Net income for Corporate / Private Equity was $1.0 billion (net income was $72 million, excluding $955 million in after-tax proceeds from the sale of Visa shares in its initial public offering), compared with $631 million in the prior year. Excluding the impact of the sale of Visa shares, the decrease in net income was driven by lower results in Private Equity, lower net revenue and an increase in the provision for credit losses both in Corporate. These lower results were offset partially by a net release of litigation reserves.
Net income for Private Equity was $57 million, compared with $698 million in the prior year. Net revenue was $163 million, a decrease of $1.1 billion. The decline was driven by lower Private Equity gains of $189 million, compared with gains of $1.3 billion in the prior year, which included a fair value adjustment related to the adoption of SFAS 157 (“Fair Value Measurements”). Noninterest expense was $76 million, a decline of $88 million from the prior year, reflecting lower compensation expense.
Excluding the proceeds from the sale of Visa shares in its initial public offering ($1.5 billion pretax and $955 million after-tax), net income for Corporate was $15 million, compared with a net loss of $67 million in the prior year. Net revenue (excluding the effect of Visa sales proceeds) was negative $303 million, compared with $15 million in the prior year. The decrease was due to a narrower net interest spread and trading losses. The provision for credit losses was $196 million, compared with $3 million in the prior year, largely reflecting an increase in the allowance for loan losses for prime mortgages. Noninterest expense was negative $576 million, compared with $190 million in the prior year, reflecting a release of credit card-related litigation reserves and the absence of prior-year merger expense.
            Key Metrics and Business Updates:
                  (All comparisons to the prior-year quarter except as noted)
■
Private Equity portfolio was $6.6 billion, up from $6.4 billion in the prior year and down from $7.2 billion in the prior quarter. The portfolio represented 8.3% of stockholders’ equity less goodwill, down from 8.8% in the prior year and 9.2% in the prior quarter.

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JPMORGAN CHASE (JPM)(a)

RESULTS FOR JPM				4Q07		1Q07
($ millions)	1Q08	4Q07	1Q07	$ O/(U)	O/(U) %	$ O/(U)	O/(U) %

Net Revenue(a)	$17,898	$18,275	$19,741	($377)	(2)%	($1,843)	(9)%

Provision for Credit Losses(a)	5,105	3,161	1,601	1,944	61	3,504	219

Noninterest Expense	8,931	10,720	10,628	(1,789)	(17)	(1,697)	(16)

Net Income	$2,373	$2,971	$4,787	($598)	(20)%	($2,414)	(50)%

(a) Presented on a managed basis; see Note 1 (page 12) for further explanation of managed basis. Net revenue on a U.S. GAAP basis was $16,890 million, $17,384 million and $18,968 million for the first quarter of 2008, fourth quarter of 2007 and first quarter of 2007, respectively.
Discussion of Results:
Net income was $2.4 billion, down $2.4 billion from the prior year. The decrease in earnings was driven by a higher provision for credit losses and lower managed net revenue offset partially by a decrease in noninterest expense.
Managed net revenue was $17.9 billion, down $1.8 billion, or 9%, from the prior year. Noninterest revenue of $8.5 billion was down $3.7 billion, or 31%, due to lower principal transactions revenue, which reflected markdowns on prime and Alt-A mortgages and markdowns on leveraged lending funded and unfunded commitments. In addition, lower levels of private equity gains and investment banking fees contributed to the decline in noninterest revenue. The decline was offset partially by proceeds from the sale of Visa shares in its initial public offering, and an increase in asset management, administration and commissions revenue, reflecting growth in assets under custody and management and higher brokerage commissions. Net interest income was $9.4 billion, up $1.9 billion, or 25%, due to higher trading-related net interest income, wider spreads on higher balances of consumer loans and higher deposit balances. These benefits were offset partially by spread compression on deposit products.
The managed provision for credit losses was $5.1 billion, up $3.5 billion from the prior year. The wholesale provision for credit losses was $747 million, compared with $77 million in the prior year, reflecting an increase in the allowance for credit losses, primarily related to the transfer of funded and unfunded leveraged lending commitments to retained loans from held-for-sale and to portfolio activity. In addition, the allowance reflected the effect of a weakening credit environment. Wholesale net charge-offs were $92 million, compared with net recoveries of $6 million, resulting in net charge-off and recovery rates of 0.18% and 0.02%, respectively. The total consumer-managed provision for credit losses was $4.4 billion, compared with $1.5 billion in the prior year, reflecting increases in the allowance for credit losses largely related to home equity and subprime mortgage loans and higher net charge-offs. Consumer-managed net charge-offs were $2.5 billion, compared with $1.5 billion, resulting in a managed net charge-off rate of 2.68% and 1.81%, respectively. The firm had total nonperforming assets of $5.4 billion at March 31, 2008, up from the prior-year level of $2.4 billion.

JPMorgan Chase & Co.
News Release
Noninterest expense was $8.9 billion, down $1.7 billion, or 16%, from the prior year. The decline was driven by lower performance-based compensation and a net reduction in litigation expense.
Key Metrics and Business Updates:
(All comparisons to the prior-year quarter except as noted)
■	Tier 1 capital ratio was 8.3% at March 31, 2008 (estimated), 8.4% at December 31, 2007, and 8.5% at March 31, 2007.
■	Headcount of 182,166 grew 5,852 since March 31, 2007.
■
Announced the planned acquisition of The Bear Stearns Companies Inc., pursuant to a merger agreement dated March 16, 2008, and as amended on March 24, 2008. The agreement calls for each share of Bear Stearns common stock to be exchanged for 0.21753 shares of JPMorgan Chase common stock. The transaction is expected to close by June 30, 2008.

Notes:
1. In addition to analyzing the firm’s results on a reported basis, management analyzes the firm’s and the lines of business’ results on a managed basis, which is a non-GAAP financial measure. The firm’s definition of managed basis starts with the reported U.S. GAAP results and includes the following adjustments: First, for Card Services and the firm, managed basis excludes the impact of credit card securitizations on total net revenue, the provision for credit losses, net charge-offs and loan receivables. The presentation of Card Services results on a managed basis assumes that credit card loans that have been securitized and sold in accordance with SFAS 140 still remain on the balance sheet and that the earnings on the securitized loans are classified in the same manner as the earnings on retained loans recorded on the balance sheet. JPMorgan Chase uses the concept of managed basis to evaluate the credit performance and overall financial performance of the entire managed credit card portfolio. Operations are funded and decisions are made about allocating resources, such as employees and capital, based upon managed financial information. In addition, the same underwriting standards and ongoing risk monitoring are used for both loans on the balance sheet and securitized loans. Although securitizations result in the sale of credit card receivables to a trust, JPMorgan Chase retains the ongoing customer relationships, as the customers may continue to use their credit cards; accordingly, the customer’s credit performance will affect both the securitized loans and the loans retained on the balance sheet. JPMorgan Chase believes managed basis information is useful to investors, enabling them to understand both the credit risks associated with the loans reported on the balance sheet and the firm’s retained interests in securitized loans. Second, managed revenue (noninterest revenue and net interest income) for each of the segments and the firm is presented on a tax-equivalent basis. Accordingly, revenue from tax-exempt securities and investments that receive tax credits is presented in the managed results on a basis comparable to taxable securities and investments. This methodology allows management to assess the comparability of revenue arising from both taxable and tax-exempt sources. The corresponding income tax impact related to these items is recorded within income tax expense. See page 6 of JPMorgan Chase’s Earnings Release Financial Supplement (first quarter of 2008) for a reconciliation of JPMorgan Chase’s income statement from a reported to managed basis.
2. Pretax margin represents income before income tax expense divided by total net revenue, which is, in management’s view, a comprehensive measure of pretax performance derived by measuring earnings after all costs are taken into consideration. It is, therefore, another basis that management uses to evaluate the performance of TSS and AM against the performance of competitors.

JPMorgan Chase & Co.
News Release
JPMorgan Chase & Co. (NYSE: JPM) is a leading global financial services firm with assets of $1.6 trillion and operations in more than 60 countries. The firm is a leader in investment banking, financial services for consumers, small business and commercial banking, financial transaction processing, asset management, and private equity. A component of the Dow Jones Industrial Average, JPMorgan Chase serves millions of consumers in the United States and many of the world’s most prominent corporate, institutional and government clients under its JPMorgan and Chase brands. Information about the firm is available at www.jpmorganchase.com.
JPMorgan Chase will host a conference call today at 9:00 a.m. (Eastern Time) to review first-quarter financial results. The general public can call (877) 238-4671 (domestic) / (719) 785-5594 (international), access code 594960, or listen via live audio webcast. The live audio webcast and presentation slides will be available on www.jpmorganchase.com under Investor Relations, Investor Presentations. A replay of the conference call will be available beginning at 12:00 p.m. (Eastern Time) on April 16, 2008, through midnight, Wednesday, April 30, 2008 (Eastern Time), at (888) 203-1112 (domestic) or (719) 457-0820 (international) with the access code 9484233. The replay also will be available on www.jpmorganchase.com. Additional detailed financial, statistical and business-related information is included in a financial supplement. The earnings release and the financial supplement are available on the JPMorgan Chase Internet site www.jpmorganchase.com.

This earnings release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are based upon the current beliefs and expectations of JPMorgan Chase’s management and are subject to significant risks and uncertainties. Actual results may differ from those set forth in the forward-looking statements. Factors that could cause JPMorgan Chase’s results to differ materially from those described in the forward-looking statements can be found in the firm’s Annual Report on Form 10-K for the year ended December 31, 2007 and its March 24, 2008 Current Report on Form 8-K, both filed with the United States Securities and Exchange Commission (SEC) and available at the SEC’s Internet site (www.sec.gov).
Additional Information

In connection with the proposed merger with The Bear Stearns Companies Inc. (Bear Stearns), JPMorgan Chase has filed with the SEC a Registration Statement on Form S-4 that includes a preliminary proxy statement of Bear Stearns that also constitutes a prospectus of JPMorgan Chase. Bear Stearns will mail the definitive proxy statement/prospectus, when it becomes available, to its stockholders. JPMorgan Chase and Bear Stearns urge investors and security holders to read the definitive proxy statement/prospectus, when it becomes available, because it will contain important information. You may obtain copies of all documents filed with the SEC regarding this transaction, free of charge, at the SEC’s website (www.sec.gov). You may also obtain these documents, free of charge, from JPMorgan Chase’s website (www.jpmorganchase.com) under the tab “Investor Relations,” then under the heading “Financial Information,” then under the item “SEC Filings,” and then under the item “Display all of the above SEC filings.” You may also obtain these documents, free of charge, from Bear Stearns’s website (www.bearstearns.com) under the heading “Investor Relations” and then under the tab “SEC Filings.”
JPMorgan Chase, Bear Stearns and their respective directors, executive officers and certain other members of management and employees may solicit proxies from Bear Stearns stockholders in favor of the merger. Information regarding the persons who may, under the rules of the SEC, be deemed participants in the solicitation of the Bear Stearns stockholders in connection with the proposed merger will be set forth in the definitive proxy statement/prospectus filed with the SEC. You can find information about JPMorgan Chase’s executive officers and directors in its proxy statement filed with the SEC on March 31, 2008. You can find information about Bear Stearns’s executive officers and directors in the amendment to its Annual Report on Form 10-K filed with the SEC on March 31, 2008. You can obtain free copies of these documents from JPMorgan Chase and Bear Stearns using the contact information above.

JPMORGAN CHASE & CO. CONSOLIDATED FINANCIAL HIGHLIGHTS
(in millions, except per share, ratio and headcount data)

	QUARTERLY TRENDS
				1Q08 Change
	1Q08	4Q07	1Q07	4Q07	1Q07
SELECTED INCOME STATEMENT DATA
Total net revenue	$16,890	$17,384	$18,968	(3)%	(11)%
Provision for credit losses	4,424	2,542	1,008	74	339
Total noninterest expense	8,931	10,720	10,628	(17)	(16)
Net income	2,373	2,971	4,787	(20)	(50)

PER COMMON SHARE:
Net income per share — basic	0.70	0.88	1.38	(20)	(49)
Net income per share — diluted	0.68	0.86	1.34	(21)	(49)

Cash dividends declared	0.38	0.38	0.34	—	12
Book value	36.94	36.59	34.45	1	7
Closing share price	42.95	43.65	48.38	(2)	(11)
Market capitalization	146,066	146,986	165,280	(1)	(12)

COMMON SHARES OUTSTANDING:
Weighted-average diluted shares outstanding	3,494.7	3,471.8	3,559.5	1	(2)
Common shares outstanding at period-end	3,400.8	3,367.4	3,416.3	1	—

FINANCIAL RATIOS: (a)
Return on common equity (“ROE”)	8%	10%	17%
Return on equity-goodwill (“ROE-GW”) (b)	12	15	27
Return on assets (“ROA”)	0.61	0.77	1.41

CAPITAL RATIOS:
Tier 1 capital ratio	8.3 (d)	8.4	8.5
Total capital ratio	12.5 (d)	12.6	11.8

SELECTED BALANCE SHEET DATA (Period-end)
Total assets	$1,642,862	$1,562,147	$1,408,918	5	17
Wholesale loans	231,297	213,076	168,194	9	38
Consumer loans	305,759	306,298	281,571	—	9
Deposits	761,626	740,728	626,428	3	22
Common stockholders’ equity	125,627	123,221	117,704	2	7

Headcount	182,166	180,667	176,314	1	3

LINE OF BUSINESS NET INCOME
Investment Bank	$(87)	$124	$1,540	NM	NM
Retail Financial Services	(227)	752	859	NM	NM
Card Services	609	609	765	—	(20)
Commercial Banking	292	288	304	1	(4)
Treasury & Securities Services	403	422	263	(5)	53
Asset Management	356	527	425	(32)	(16)
Corporate (c)	1,027	249	631	312	63

Net income	$2,373	$2,971	$4,787	(20)	(50)

(a)	Quarterly ratios are based upon annualized amounts.

(b)	Net income applicable to common stock divided by total average common equity (net of goodwill). The Firm uses return on equity less goodwill, a non-GAAP financial measure, to evaluate the operating performance of the Firm. The Firm also utilizes this measure to facilitate comparisons to competitors.

(c)	Included the after-tax impact of material litigation actions, tax audit benefits and merger costs.

(d)	Estimated.